Exhibit 99.1

Tecnoglass Reports Third Quarter 2026 Results

- Record Revenue of $310.6 Million, a 19.2% Year-Over-Year Increase, All-Organic Growth Driven by Continued Market Share Gains and Geographic Expansion -

- Net Income of $22.8 Million, or $0.51 Per Diluted Share -

- Adjusted Net Income1 of $27.3 Million, or $0.61 Per Diluted Share -

- Adjusted EBITDA1 of $47.7 Million, Which Would Have Been an Estimated $8.4 Million Higher Excluding a Non-Cash Inventory Revaluation Due to the Rapid Rise in the Colombian Peso -

- Backlog Expanded 13.2% Year-Over-Year to a Record $1.43 Billion -

- Strong Balance Sheet for Disciplined Deployment with Total Liquidity of $380 Million -

- Opened Los Angeles Showroom, Bringing Legacy Line Aluminum Windows to the West Coast and Supporting Ongoing Geographic Expansion -

- Updated Full Year 2026 Guidance -

Miami, FL – November 5, 2026 – Tecnoglass Holdings Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the third quarter ended September 30, 2026.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We were pleased to deliver record revenues in the third quarter, up 19% year-over-year, led by 31% growth in our multi-family and commercial business. Single-family residential revenues grew 17% year-over-year excluding the previously disclosed pre-buy activity in the second quarter, reflecting continued market share gains as we expand outside of Florida. Third quarter margins were pressured by costs outside of our control, including elevated aluminum costs, ongoing tariffs and a Colombian Peso at its strongest level since 2018. Our higher volumes in the quarter drew on aluminum purchased at peak prices earlier in the year, and we have since secured aluminum at lower levels. Excluding an $8.4 million non-cash inventory revaluation tied to a rapid rise in the Peso, Adjusted EBITDA for the quarter was actually ahead of our internal expectations given a very strong top line performance. The benefits of our May pricing actions are beginning to flow through single-family residential invoicing, and our automation initiatives are taking hold, which position us well to deliver improved profitability. Together, these actions are making us a stronger and more efficient company, and we remain confident in our ability to unlock additional value for our shareholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our backlog reached another record of $1.43 billion, extending our track record of sequential growth since 2021 and reflecting consistent execution on a growing pipeline of multi-family and commercial projects. We continued to book large projects within the luxury lodging and condo market, and subsequent to quarter end signed our largest project to date, which continues to provide strong visibility for the next few years. Our May pricing will reach multi-family and commercial revenue as projects booked after the increase move through our backlog, starting with shorter-cycle jobs late this year and larger projects during 2027. In single-family residential projects, our expanding dealer network, vinyl lines and geographic diversification continue to support market share gains, and our recently opened Los Angeles showroom is bringing our Legacy Line to the West Coast. Across both businesses, our differentiated product portfolio, expanding geographic reach, and strong project pipeline position us well to keep gaining share as we move into 2027.”

Third Quarter 2026 Results

Total revenues for the third quarter of 2026 increased 19.2% to a record $310.6 million, compared to $260.5 million in the prior year quarter. Multi-family/commercial revenues grew 30.9% year-over-year to a record $192.4 million, driven by execution on a record backlog as projects moved into more advanced stages. Single-family residential revenues grew 4.1% year-over-year to $118.1 million, reflecting continued market share gains, geographic expansion and pricing actions, partially offset by the timing of orders placed in the second quarter ahead of the Company’s May pricing actions. Changes in foreign currency exchange rates represented a $2.4 million benefit to total revenues in the quarter.

Gross profit for the third quarter was $106.0 million, or a 34.1% gross margin, compared to $111.3 million, or a 42.7% gross margin in the prior year quarter. A stronger Colombian Peso, which appreciated approximately 20% year-over-year and 12% sequentially, drove approximately 580 basis points of the 860 basis point decline. Roughly 250 basis points   of that FX impact was a non-cash inventory revaluation of approximately $8.4 million. That inventory was bought when the Peso was weaker and sold after it strengthened, which increased its reported cost without any cash impact. Gross margin also reflected higher raw material costs from U.S. aluminum purchased at peak prices earlier in the year, an unfavorable mix from a higher level of installation revenue, and higher labor costs related to the annual minimum wage adjustment in Colombia at the beginning of the year. These impacts were partly offset by operating leverage on higher volume, pricing actions implemented in May that began converting into revenue during the quarter, and efficiencies from the Company’s automation initiatives. Excluding that non-cash effect, gross margin was roughly in line with the second quarter of 2026.

Selling, general and administrative expense (“SG&A”) was $74.0 million for the third quarter of 2026 compared to $47.3 million in the prior year quarter. The increase primarily reflected approximately $15.5 million   of expenses associated with Section 232 tariffs on finished aluminum window imports, along with higher transportation and commission expenses associated with revenue growth in the quarter and a stronger Colombian Peso. As a percent of total revenues, SG&A was 23.8% for the third quarter of 2026 compared to 18.2% in the prior year quarter, primarily due to the aforementioned factors.

Net income was $22.8 million, or $0.51 per diluted share, in the third quarter of 2026 compared to net income of $47.2 million, or $1.01 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $3.3 million  in the third quarter of 2026 and a gain of $1.9 million in the third quarter of 2025. These non-cash gains and losses relate to the accounting re-measurement of U.S. Dollar-denominated assets and liabilities against the Colombian Peso as the functional currency.

Adjusted net income1 was $27.3 million, or $0.61 per diluted share, in the third quarter of 2026 compared to adjusted net income1 of $46.7 million, or $1.00 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses, the non-cash mark-to-market of certain derivative transactions, and other non-core items, along with the tax impact of adjustments at statutory rates, which management believes better reflects core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $47.7 million, or 15.3% of total revenues, in the third quarter of 2026, compared to $79.1 million, or 30.4% of total revenues, in the prior year quarter. The change was primarily attributable to the factors impacting gross margin and SG&A. Adjusted EBITDA would have been approximately $8.4 million higher excluding the non-cash inventory revaluation.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the third quarter of 2026 was approximately $21.5 million, reflecting working capital contributions from trade receivables and inventories and lower income tax payments than in the second quarter  . Capital expenditures of approximately $66.1 million in the quarter included several previously announced investments, including the purchase of land for the potential U.S. facility, and scheduled payments related to capacity enhancements and ongoing automation initiatives. In August, the Company completed the previously announced $23 million purchase of land in St. Lucie County, Florida, to preserve strategic flexibility for a potential new state-of-the-art manufacturing facility. The feasibility study for the potential new facility remains active and does not represent a commitment to proceed with construction, which would occur in phases based on factors such as demand, market conditions and return profiles. The Company has secured state, local and utility incentives that, should the project meet its parameters, are expected to significantly enhance the estimated returns of the potential project.

During the quarter, the Company returned capital to shareholders through $6.7 million in cash dividends. As of September 30, 2026, the Company had approximately $92.5 million remaining under its current share repurchase program.

The Company ended the third quarter of 2026 with total liquidity of approximately $380 million  , including $97.7 million of cash and cash equivalents and $280 million of availability under its revolving credit facilities, and total debt of $293.6 million. The Company maintains a conservative leverage profile of approximately 0.9x net debt to LTM Adjusted EBITDA¹, providing significant financial flexibility to continue investing in growth initiatives and returning capital to shareholders.

Full Year 2026 Guidance

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our performance year to date and the visibility provided by our order book, we are raising our full year 2026 revenue outlook to a range of $1.10 billion to $1.14 billion  and adjusting our Adjusted EBITDA outlook to a range of $210 million to $220 million. The change in our Adjusted EBITDA outlook mainly reflects the approximately $8.4 million non-cash inventory revaluation in the third quarter. Excluding that effect, our Adjusted EBITDA outlook would have been approximately $8.4 million higher. Higher than expected revenues are helping offset elevated raw material costs and a stronger Colombian Peso. We remain encouraged by demand trends and by our ability to grow well above industry rates. Looking ahead, we are committed to fully offsetting the impact of tariffs in 2027, as automation savings and full-year pricing are realized. With a conservative debt leverage profile and strong cash generation, we remain well-positioned to invest in growth while returning capital to shareholders.”

Webcast and Conference Call

Management will host a webcast and conference call on November 5, 2026, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-676-5131 (domestic) or 1-412-634-6589 (international). Upon dialing in, please request to join the Tecnoglass Third Quarter 2026 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10212425.

About Tecnoglass

Tecnoglass Holdings Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 6.1 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for approximately 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://www.youtube.com/watch?v=qD3AKBv4EkU.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$97,683	$100,901
Investments	3,579	3,150
Trade accounts receivable, net	282,375	239,448
Due from related parties	2,441	2,002
Inventories	274,879	213,524
Contract assets – current portion	29,458	31,809
Other current assets	58,040	62,724
Total current assets	$748,455	$653,558
Long-term assets:
Property, plant and equipment, net	$635,375	$476,159
Long term accounts receivable	1,945	1,730
Deferred income taxes	3,087	1,257
Contract assets – non-current	32,098	20,506
Intangible assets	14,295	12,959
Goodwill	30,059	30,059
Equity method investment	55,520	57,443
Other long-term assets	7,589	6,721
Total long-term assets	779,968	606,834
Total assets	$1,528,423	$1,260,392
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$6,514	$427
Trade accounts payable and accrued expenses	177,831	127,228
Due to related parties	10,809	10,881
Dividends payable	6,675	6,730
Contract liability – current portion	167,704	149,442
Other current liabilities	23,627	57,038
Total current liabilities	$393,160	$351,746
Long-term liabilities:
Deferred income taxes	$25,587	$22,404
Contract liability – non-current	1,117	1,988
Long-term debt	287,126	171,202
Total long-term liabilities	313,830	195,594
Total liabilities	$706,990	$547,340
SHAREHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2026, and December 31, 2025 respectively	$-	$-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 46,388,946 shares issued, and 44,364,616 shares outstanding at September 30, 2026; and, 46,389,146 shares issued, and 44,737,726 shares outstanding at December 31, 2025	5	5
Treasury stock	(95,679)	(79,218)
Legal Reserves	1,458	1,458
Additional paid-in capital	153,344	153,358
Retained earnings	729,795	670,558
Accumulated other comprehensive (loss) income	32,510	(33,109)
Shareholders’ equity attributable to controlling interest	821,433	713,052
Total liabilities and shareholders’ equity	$1,528,423	$1,260,392

Tecnoglass Holdings Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Operating revenues:
External customers	$309,745	$259,189	$852,707	$734,606
Related parties	830	1,290	2,171	3,707
Total operating revenues	310,575	260,479	854,878	738,313
Cost of sales	(204,610)	(149,159)	(543,045)	(415,133)
Gross profit	105,965	111,320	311,833	323,180
Operating expenses:
Selling expense	(45,225)	(25,977)	(113,206)	(79,324)
General and administrative expense	(28,812)	(21,321)	(85,214)	(63,581)
Total operating expenses	(74,037)	(47,298)	(198,420)	(142,905)
Other Operating income	-	1,361	-	5,641
Operating income	31,928	65,383	113,413	185,916
Non-operating income, net	1,117	1,012	2,617	2,616
Equity method (loss) income	(137)	519	(266)	2,805
Foreign currency transactions and derivative financial instruments (loss) gains	(3,260)	1,865	2,870	2,203
Loss on debt extinguishment	-	(1,354)	-	(1,354)
Interest expense, net and deferred cost of financing	(4,476)	564	(11,019)	(2,117)
Income before taxes	25,172	67,989	107,615	190,069
Income tax provision	(2,419)	(20,801)	(28,416)	(56,609)
Net income	$22,753	47,188	79,199	$133,460
Basic income per share	$0.51	1.01	1.78	$2.84
Diluted income per share	$0.51	1.01	1.78	$2.84
Basic weighted average common shares outstanding	44,364,650	46,847,728	44,452,410	46,941,647
Diluted weighted average common shares outstanding	44,364,650	46,847,728	44,452,410	46,941,647
Other comprehensive income:
Foreign currency translation adjustments	16,623	20,317	65,528	53,153
Change in fair value of investments available for sale and derivative contracts	(51)	(2,565)	91	(2,417)
Other comprehensive income	16,572	17,752	65,619	50,736
Total Comprehensive income	$39,325	$64,940	$144,818	$184,196

Tecnoglass Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Nine months ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$79,199	133,460
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	1,830	1,696
Depreciation and amortization	33,203	26,441
Deferred income taxes	(1,353)	4,576
Equity method loss (income)	266	(2,805)
Loss (gain) on disposal of assets	536	(4,226)
Deferred cost of financing	485	784
Realized loss (gain) on derivative instruments	1,903	(2,045)
Change in value of derivative liability	2,731	-
Unrealized currency translation gains	(32,478)	(18,264)
Other non-cash adjustments	150	410
Loss on extinguishment of debt	-	1,302
Changes in operating assets and liabilities:
Trade accounts receivable	(20,713)	(33,029)
Inventories	(32,434)	(33,903)
Prepaid expenses	(2,500)	(2,993)
Other assets	20,795	(2,771)
Trade accounts payable and accrued expenses	31,854	15,235
Taxes payable	(40,430)	(7,800)
Labor liabilities	2,592	3,815
Other liabilities	144	65
Contract assets and liabilities	(11,891)	26,766
Related parties	(1,253)	(1,968)
CASH PROVIDED BY OPERATING ACTIVITIES	$32,636	104,746

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received	2,257	8,914
Business acquisition	-	(6,841)
Purchase of investments	(600)	(675)
Sale of property and equipment	-	12,312
Acquisition of property and equipment	(118,724)	(81,695)
CASH USED IN INVESTING ACTIVITIES	$(117,067)	(67,985)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(20,019)	(21,143)
Deferred financing costs and debt issuance fees	-	(1,000)
Share repurchases	(16,475)	(30,327)
Proceeds from debt	131,031	116,018
Repayments of debt	(16,023)	(114,115)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	$78,514	(50,567)

Effect of exchange rate changes on cash and cash equivalents	$2,699	2,915

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,218)	(10,891)
CASH AND CASH EQUIVALENTS - Beginning of period	100,901	134,882
CASH AND CASH EQUIVALENTS - End of period	$97,683	123,991

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$7,574	$5,091
Income Tax	$66,143	$59,076

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$11,358	$4,687
Account payable for business acquisition	$3,588	$3,588

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2026	2025	% Change	2026	2025	% Change
Revenues by Region
United States	295,096	246,531	19.7%	818,478	701,189	16.7%
Colombia	11,772	7,643	54.0%	25,445	20,677	23.1%
Other Countries	3,707	6,306	-41.2%	10,955	16,447	-33.4%
Total Revenues by Region	310,575	260,479	19.2%	854,878	738,313	15.8%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Nine months ended
	September 30,			September 30,
	2026	2025	% Change	2026	2025	% Change
Total Revenues with Foreign Currency Held Neutral	308,191	260,479	18.3%	$850,987	$738,313	15.3%
Impact of changes in foreign currency	2,384	-	n.a	3,891	-	n.a
Total Revenues, As Reported	310,575	260,479	19.2%	$854,878	$738,313	15.8%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	22,753	47,188	79,199	133,460
Foreign currency transactions losses (gains)	3,260	(1,865)	(2,870)	(2,203)
Provision for bad debt	507	710	1,829	1,697
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	2,459	1,383	9,692	8,680
Extinguishment of debt	-	1,354	-	1,354
Derivative financial instruments	(25)	(2,727)	254	(2,727)
Joint Venture VA (Saint Gobain) adjustments	241	366	316	224
Tax impact of adjustments at statutory rate	(1,933)	249	(2,766)	(2,248)
Adjusted net income	27,262	46,659	85,654	138,237
Basic income per share	0.51	1.01	1.78	2.84
Diluted income per share	0.51	1.01	1.78	2.84
Diluted Adjusted net income per share	0.61	1.00	1.93	2.94

Basic weighted average common shares outstanding in thousands	44,365	46,848	44,452	46,942
Diluted Weighted Average Common Shares Outstanding in thousands	44,365	46,848	44,452	46,942

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025

Net income	22,753	47,188	79,199	133,460
Interest expense and deferred cost of financing	4,501	1,686	10,765	4,367
Income tax provision	2,419	20,801	28,416	56,609
Depreciation & amortization	11,836	9,958	33,203	26,441
Foreign currency transactions losses (gains)	3,260	(1,865)	(2,870)	(2,203)
Provision for bad debt	507	710	1,829	1,697
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	2,459	1,383	9,692	8,680
Extinguishment of debt	-	1,354	-	1,354
Derivative financial instruments	(25)	(2,727)	254	(2,727)
Joint Venture VA (Saint Gobain) EBITDA adjustments	(51)	628	446	1,417
ADJUSTED EBITDA	47,659	79,116	160,934	229,095